Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2017 RESULTS

REVENUE OF $252.6 MILLION

EARNINGS PER SHARE OF $4.44

APPROVES DIVIDEND OF $0.80 PER SHARE

Westwood, MA –  October 30, 2017 – Chase Corporation (NYSE American: CCF) today reported revenue of $252.56 million for the year ended August 31, 2017.  This is an increase of $14.47 million, or 6%, compared to $238.09 million recognized in the prior fiscal year.  Net income of $42.01 million for fiscal 2017 increased $9.21 million, or 28%, from $32.81 million in the prior year.  Earnings per diluted share of $4.44 for fiscal 2017 represented an increase of $0.94, or 27%, compared to $3.50 per diluted share in the prior year. Adjusted EBITDA for fiscal 2017 increased $9.96 million, or 16%, to $73.97 million compared to $64.01 million in the prior year.

For the fourth fiscal quarter of 2017, revenue increased $7.54 million, or 12%, to $68.99 million, compared to $61.46 million in last year’s fourth quarter.  Net income of $11.41 million in the current quarter increased $0.56 million, or 5%, from $10.86 million in last year’s fourth quarter.  Earnings per diluted share of $1.21 in the quarter represented an increase of $0.05, or 4%, compared to $1.16 per diluted share in last year’s fourth quarter. Adjusted EBITDA in the current quarter increased $2.13 million, or 12%, to $20.23 million, compared to $18.10 million in last year’s fourth quarter.

The Company also announced a cash dividend of $0.80 per share to shareholders of record on November 9, 2017 and payable on December 6, 2017.

Adam P. Chase, President and Chief Executive Officer, commented,

“In fiscal 2017, we sought and obtained revenue and operating income growth through execution of our core strategic drivers: organic growth through strategic market and product development, mergers, acquisitions and divestitures, and operational consolidation.

“Headlining the year’s successes was our first-quarter acquisition of Resin Designs, keeping with our discipline and focus on building out our specialty chemicals portfolio with complementary products positioned for growth and sustainable returns. Following the acquisition of Resin Designs, we divested our noncore, low-growth-potential fiber optic cable components business.

“Progress was made during fiscal 2017 with the profitable sales of former manufacturing and office real estate no longer needed as a result of our consolidation and footprint optimization program.

“Solid organic growth was achieved in our areas of focus. Royalty income was particularly strong during the year, as a robust Asian appliance market and the ever-increasing Internet of Things (IoT) expanded the demand for electronic and industrial coatings. Favorable trends in automotive (including electric vehicles), home appliances, communications and server cable manufacturing all led to our Industrial Materials segment’s positive results in the fourth quarter of fiscal 2017, and boosted results for our HumiSeal® conformal coatings, Dualite® microspheres and NEPTCO® communication cable tapes. These trends, especially electric vehicle adoption, will play an important role in our continued growth, including HumiSeal and the added adhesive and sealant offerings we now provide through our Resin Designs acquisition. Further, through our specialty materials product line, we leveraged our core competencies and production capabilities to utilize excess capacity for profitable growth.

“Infrastructure spending relating to domestic bridge and highway projects, most notably the paving of the new Mario Cuomo Bridge in New York using our Rosphalt50® product, represented a bright spot for our Construction Materials segment in the fourth quarter. Additionally, the quarter saw the continued growth of our 4EvaSeal® waterproofing repair tape product. However, results were muted in our consolidated reporting by continued delays and sluggishness in Middle East water infrastructure project work.

“Raw materials streams showed upward price pressure during the year, especially during our fourth quarter, and this trend has continued into the new fiscal year.  Nonetheless, maintaining and growing margins and quality of earnings remains our focus.”

Kenneth J. Feroldi, Treasurer and Chief Financial Officer, added,

“Foreign currency exchange gains were down $1.3 million and $1.8 million for the current quarter and year-to-date periods, respectively, from the significant prior year gains noted in the fiscal 2016 fourth quarter earnings release. The prior year fourth quarter also received a $0.9 million benefit on the settlement of an annuity, a one-time gain noted in the prior year earnings release, which did not recur in fiscal 2017.

“We continued to experience volatility in our effective tax rate as was anticipated following our adoption of ASU 2016-09 in the current year. For the fourth quarter of fiscal 2017, we recognized an effective tax rate of 30.8%, lowering our annual effective tax rate to 31.0%.

“Ultimately, our current year superior operating income and favorable tax rate allowed us to post a  comparatively higher fourth-quarter net income, as well as Adjusted EBITDA,  despite the effects of current year lower exchange gains and the prior year’s nonrecurring gain on the annuity settlement.”

Mr. Chase also commented,

“We will continue to view mergers, acquisitions and divestitures as a pathway to sustainable growth. The acquired operations of Resin Designs are now fully integrated into our shared services platform and worldwide ERP system.  In July, we paid off the outstanding balance on our revolving debt with cash generated through operating activities. Also during the fourth quarter, we were fortunate to have avoided any structural damage or prolonged disruption to our facility in Houston, TX, following Hurricane Harvey in late August.

“Our balance sheet remains strong, and could be further leveraged via our $150 million revolving credit facility. As we look toward fiscal 2018, we are equipped to both meet our operational cash needs and pursue targets within our active M&A program.”

As of August 31, 2017, the Company’s cash on hand was $47.35 million. There was no outstanding balance on the Company’s $150 million revolving debt facility.

The following table summarizes the Company’s financial results for the three months and years ended August 31, 2017 and 2016.

	For the Three Months Ended August 31,		For the Years Ended August 31,
All figures in thousands, except per share figures	2017	2016	2017	2016
Revenue	$68,994	$61,456	$252,560	$238,094
Costs and Expenses
Cost of products and services sold	40,378	36,284	146,036	144,438
Selling, general and administrative expenses	12,169	11,068	47,736	44,574
Exit costs related to idle facility	20	64	70	935
Acquisition-related costs	—	—	584	—
Write-down of certain assets under construction	—	—	—	365
Operating income	16,427	14,040	58,134	47,782
Interest expense	(128)	(260)	(839)	(1,054)
Gain on sale of real estate	—	—	860	—
Gain on sale of businesses	—	—	2,013	1,031
Other income (expense)	188	1,475	724	2,351
Income before income taxes	16,487	15,255	60,892	50,110
Income taxes	5,074	4,400	18,878	17,303
Net income	$11,413	$10,855	$42,014	$32,807
Net income per diluted share	$1.21	$1.16	$4.44	$3.50
Weighted average diluted shares outstanding	9,362	9,308	9,357	9,294
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$11,413	$10,855	$42,014	$32,807
Interest expense	128	260	839	1,054
Income taxes	5,074	4,400	18,878	17,303
Depreciation expense	1,271	1,324	5,130	5,606
Amortization expense	2,311	2,062	9,127	7,836
EBITDA	$20,197	$18,901	$75,988	$64,606
Gain on sale of businesses	—	—	(2,013)	(1,031)
Exit costs related to idle facility	20	64	70	935
Gain on sale of real estate	—	—	(860)	—
Cost of sale of inventory step-up	—	—	190	—
Acquisition-related costs	—	—	584	—
Pension settlement costs	14	13	14	13
Settlement of annuity	—	(877)	—	(877)
Write-down of certain assets under construction	—	—	—	365
Adjusted EBITDA	$20,231	$18,101	$73,973	$64,011

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.